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                                                                     Exhibit 5.1

                                  July 23, 2004

Board of Directors
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

      We have acted as counsel to Sovereign Bancorp, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 2,351,313 shares of the Company's common stock, no par value per share (the "Common Stock") to be issued upon exercise of options previously granted by Seacoast Financial Services Corporation ("Seacoast") pursuant to the Seacoast Financial Services Corporation 2003 Stock Incentive Plan, the Seacoast Financial Services Corporation 1999 Stock Incentive Plan, the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan, the Abington Bancorp, Inc. 1997 Incentive and Nonqualified Stock Option Plan, the Abington Bancorp, Inc. 1987 Incentive and Nonqualified Stock Option Plan, and the Massachusetts Fincorp, Inc. 1999 Stock-Based Incentive Plan (collectively, the "Plans"), and converted into options to purchase Common Stock (the "Options") upon the acquisition of Seacoast by the Company on April 23, 2004, pursuant to an Agreement and Plan of Merger, dated as of January 26, 2004, as amended, by and between the Company and Seacoast (the "Agreement").

      In our capacity as counsel to the Company, we have reviewed:

      (1)   the Pennsylvania Business Corporation Law of 1988, as amended;

      (2)   the Company's articles of incorporation;

      (3)   the Company's bylaws;

      (4)   the Registration Statement;

      (5)   the Agreement;

      (6)   each Plan;

      (7)   a copy of a form of Common Stock certificate; and

      (8) resolutions adopted by the Company's board of directors on January 25, 2004, and July 21, 2004.

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      For purposes of this opinion, we have assumed that (i) the shares of
Common Stock issuable pursuant to the exercise of the Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options; (ii) on the dates the Options are exercised, the Options will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization, and other laws and legal principles affecting the enforceability of creditors' rights generally); (iii) no change occurs in applicable law or the pertinent facts; and
(iv) the provisions of "blue sky" and other securities laws as may be applicable have been complied with to the extent required.

      Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plans, will be legally issued by the Company, fully paid, and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ Stevens & Lee

                                            STEVENS & LEE